Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Joseph M. Solomon
President and CEO
(410) 866-4500

FAIRMOUNT BANCORP APPROVES PLAN TO BUY BACK COMMON STOCK

BALTIMORE, MD (October 4, 2012) – Fairmount Bancorp, Inc. (OTCBB: FMTB) (the “Company”) today announced that the Board of Directors has approved an increase in its current stock repurchase program, from 25,000 to up to 40,000 shares of the Company’s common stock. The increased repurchase program is equal to approximately 8% of total shares outstanding. As of October 1, 2012, 22,800 shares of the Company’s common stock have been repurchased under the program.

The Company intends to repurchase shares under a Rule 10b-5(1) Repurchase Plan with Stifel, Nicolaus & Company, Incorporated, or in such other manner as will comply with applicable laws and regulations.

The repurchase program will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the Company. The repurchase program will extend over a period of up to six months beginning September 10, 2012, or earlier if the shares have been repurchased.

Joseph M. Solomon, President and Chief Executive Officer of the Company, commented, “The share repurchase program provides an excellent opportunity to enhance stockholder value, while maintaining superior capital strength at our Company. The share repurchase program, in concert with our organic balance sheet growth, provides a balanced and methodical approach to capital management.”

Fairmount Bancorp, Inc.

Fairmount Bancorp, Inc. was incorporated on November 30, 2009, to serve as the holding company for Fairmount Bank. On June 2, 2010, the Bank converted from a federal mutual savings bank to a federal stock savings bank and became the wholly owned subsidiary of Fairmount. The Company’s principal business activity is the ownership of the outstanding shares of common stock of the Bank.

Fairmount Bank

Fairmount Bank is a federally-chartered savings bank located in the Rosedale section of Baltimore County, Maryland, originally founded in 1879. Fairmount Bank has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community. Fairmount Bank takes its corporate citizenship seriously and is committed to meeting the credit needs of the community, consistent with safe and sound operations.

Fairmount Bank has two offices located in Baltimore County, Maryland. Fairmount Bank is regulated by the Office of the Comptroller of the Currency, and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation. Fairmount Bank is a member of the Federal Home Loan Bank System.

Fairmount Bank has been, and continues to be, a community-oriented savings institution offering a variety of financial products and services to meet the needs of the communities it serves. Fairmount Bank delivers personalized service and responds promptly to customer needs and inquiries. Fairmount Bank believes that its community orientation is attractive to its customers and distinguishes it from larger banks that operate in its market area.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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